CCN: 0000017277-02

SECOND AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT

This Amendment made as of ______, (the Effective Date) to the Investment Subadvisory Agreement made as of the 16th day of October 2012 between USAA ASSET MANAGEMENT COMPANY a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas (AMCO) and LAZARD ASSET MANAGEMENT LLC, a limited liability company organized under the laws of the state of Delaware and having its principle place of business in New York, New York (Lazard).

AMCO and Lazard agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1.SCHEDULE B. Schedule B of the Agreement is deleted in its entirety and replaced with the Schedule B attached hereto.

2.MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

3.EFFECT OF AMENDMENT. All other tenns and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all exhibits thereto shall mean and be a reference to the Agreement as amended by this Amendment. The parties agree that the Exhibits to the Agreement, as amended by this Amendment, form a part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the parties hereto.

USAA ASSET MANAGEMENT COMPANY LAZARD ASSET MANAGEMENT LLC

By: --------------- By: ______________

Name: -------------- Name: -------------

Title: -------------- ~ Title: --------------

Date: --------------- Date: --------------

Confidential - USAA Information

CCN: 0000017277-02
SCHEDULEB
FEES

Fund	Account Rate per annum of the average

	dailv net assets of the Fund	Account

Emerging Markets Fund	•	First $200 Million - 65 basis points
	•	Next $200 Million - 55 basis points
	•	Next $200 Million - 50 basis points
	•	Above $600 Million - 45 basis points
International Fund	•	First $100 Million - 48 basis points
	•	Next $150 Million - 45 basis points
	•	Next $350 Million - 37 basis points
	•	Above $600 Million - 34 basis points

Confidential - USAA Information